Exhibit 99.1

CAPITALIZATION OF ICONIX

Substantially all of the existing revenue-generating assets from Iconix’s existing business in the United States and Canada will be held by the Securitization Entities. The capitalization of Iconix is presented on a consolidated basis. Only assets that are part of the Collateral will be available to the Co-Issuers to pay interest on and principal of the Offered Notes. Neither Iconix nor any subsidiary of Iconix, other than the Securitization Entities, will guarantee or in any way be liable for the obligations of the Co-Issuers under the Indenture or the Offered Notes, or any other obligation of the Co-Issuers in connection with the Series 2012-1 Notes.

The following table sets forth the cash and cash equivalents and capitalization of Iconix as of September 30, 2012 (i) on an actual basis and (ii) on an as-adjusted basis to reflect the sale of Offered Notes and the application of the net proceeds (before offering expenses) and to give effect to the transactions contemplated to occur on or prior to the Closing Date in connection with the issuance of the Series 2012-1 Notes, including the repayment in full of the Revolver and the Asset-Backed Notes, together with the closing of the Umbro acquisition.

This table should be read in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Information and Other Data of Iconix” and Iconix’s historical consolidated financial statements and the related notes thereto incorporated by reference into this Offering Memorandum.

($ in thousands, except par value and footnotes)	As of September 30, 2012
	Actual	As-Adjusted for the Refinancing Transaction(4)
	(unaudited)
Cash and cash equivalents, including $14,572 (actual) and $3,841 (as adjusted) of restricted cash	$65,761	$248,050

Debt:
Revolver	$150,000	—
Ecko Note(1)	59,500	$59,500
Asset-Backed Notes	14,304	—
Series 2012-1 Class A-1 Notes(2)	—	—
Offered Notes	—	600,000
2.50% Convertible Notes(3)	300,000	300,000

Total debt	$523,804	$959,500

Stockholders’ Equity:
Common stock, $.001 par value, 150,000 shares authorized, and 76,373 shares issued	76	76
Additional paid-in capital	811,770	811,770
Retained earnings	503,736	502,337
Less: Treasury stock – 8,149 shares at cost	(122,667)	(122,667)

Total Iconix stockholders’ equity	1,192,915	1,191,516
Non-controlling interest	108,635	108,635

Total stockholders’ equity	1,301,550	1,300,151

Total capitalization	$1,825,354	$2,259,651

(1)	The obligations under the Ecko Note are non-recourse to Iconix.
(2)	Expected to be $100 million, undrawn on the Closing Date.
(3)	Includes $48.3 million unamortized debt discount under Account Standards Codification 470-20.
(4)	The numbers set forth in this column have been adjusted to reflect $225 million to be used by Iconix for the purchase of the Umbro brand name to be paid after the Closing Date. The Umbro brand is not a Securitized Brand and will not be included in the Collateral unless Iconix, in its sole discretion, decides to contribute the Umbro brand to a Co-Issuer.